UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

Schedule 14A

________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

8031 Cooper Creek Blvd., Unit 103
University Park, Florida 34201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 22, 2026

To the Stockholders of Lakewood-Amedex Biotherapeutics Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Lakewood-Amedex Biotherapeutics Inc., a Nevada corporation (the “Company”), which will be held on September 22, 2026, at 10:00 a.m., Eastern Time, virtually via live webcast at www.cleartrustonline.com/labt.

The Annual Meeting is being held for the following purposes:

1.      To elect four directors to serve until the next annual meeting of stockholders for a term of one year and until their respective successors are duly elected and qualified;

2.      To approve an amendment to the Company’s articles of incorporation, as amended (the “Articles of Incorporation”) to increase the number of authorized shares of our common stock, par value $0.0001 per share (the “Common Stock”) that we may issue from 12,500,000 shares to 100,000,000 shares;

3.      To approve a proposal to authorize the board of directors of the Company (the “Board”), in its sole and absolute discretion, and without further action of the stockholders, to file an amendment to our articles of incorporation, to effect one or more reverse stock splits of our issued and outstanding Common Stock at a ratio to be determined by the Board, and not to exceed a cumulative ratio of one-for-twenty (1:20), with such reverse stock splits to be effected at such time and date, if at all, as determined by the Board in its sole discretion, but no later than September 22, 2027, when the authority granted in this proposal to implement Reverse Stock splits would terminate;

4.      To approve an amendment to the Company’s 2020 Equity Incentive Plan, as amended, to increase the number of shares of the Company’s Common Stock issuable thereunder to 400,000 shares;

5.      To ratify the appointment of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

6.      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors (the “Board”) has fixed the close of business on July 30, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares as promptly as possible by following the instructions on the proxy card or voting instruction form. You may vote via the Internet, by telephone, or by completing, dating, signing, and returning the enclosed proxy card in the postage-prepaid envelope provided. If you are a record holder and attend the Annual Meeting and wish to vote online, you may withdraw your proxy and vote at that time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 22, 2026: The proxy statement is available at https://lakewoodamedex.investorroom.com/sec-filings.

By Order of the Board of Directors,

/s/ Kelvin Cooper
Kelvin Cooper
Chief Executive Officer

University Park, Florida

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

8031 Cooper Creek Blvd., Unit 103
University Park, Florida 34201

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 2026

GENERAL INFORMATION

This proxy statement (this “Proxy Statement”) is being furnished to stockholders of Lakewood-Amedex Biotherapeutics, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, September 22, 2026, at 10:00 a.m., Eastern Time, virtually via live webcast at www.cleartrustonline.com/labt, and at any adjournment or postponement thereof.

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about August 13, 2026, along with instructions on how to vote.

Who is entitled to vote?

Only holders of record of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on July 30, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 2,369,688 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the voting power of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person, by means of remote communication or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

What are the voting requirements for each proposal?

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
1 – Election of Directors	Majority of votes cast	No effect	No effect
2 – Amendment to Articles of Incorporation to Increase Authorized Shares of Common Stock from 12,500,000 to 100,000,000.	Vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting	Against	None

3 – Authorize the Board, in its sole and absolute discretion, and without further action of the stockholders, to file a certificate of change to the Company’s articles of incorporation, to effect a one or more reverse stock splits of the Company’s issued and outstanding Common Stock at a ratio to be determined by the Board, but not to exceed a cumulative ratio of one-for-twenty (1:20) with such reverse stock splits to be effected at such time and date, if at all, as determined by the Board in its sole discretion, but no later than September 22, 2027.

	Vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting	Against	None

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
4 – Amend the Company’s 2020 Equity Incentive Plan, as amended, to increase the number of shares of the Company’s Common Stock issuable thereunder to 400,000.	Vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting	Against	None
5 – Ratification of Auditor	Vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting	Against	Routine — brokers may vote

How can I vote?

By Internet:    Go to https://www.cleartrustonline.com/labt and follow the on-screen instructions up until September 21, 2026 at 11:59 p.m. You will need the control number from your Notice.

By Telephone:    Call 813-235-4490 and follow the recorded instructions up until September 21, 2026 at 11:59 p.m. You will need the control number from your Notice.

By Mail:    If you received a printed proxy card, complete, date, sign, and return it in the postage-prepaid envelope provided.

At the Meeting:    If you are a record holder you may vote online during the virtual meeting by following the instructions at https://www.cleartrustonline.com/labt. If you hold your shares through a broker, bank, or other nominee (i.e., in “street name”), you must obtain a legal proxy from your nominee to vote at the meeting. Even if you plan to attend the virtual meeting, we encourage you to vote your shares ahead of time with the instructions above to ensure your shares will be represented and voted.

Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the final vote at the Annual Meeting by: (i) submitting a new proxy via the Internet or by telephone prior to 11:59 p.m. Eastern Time on September 21, 2026; (ii) delivering a written revocation or a later-dated, signed proxy card to the Corporate Secretary of the Company, which must be received by the Company before 11:59 p.m., Eastern Time, on September 21, 2026; or (iii) if you are a record holder attending the Annual Meeting and voting online, if you hold your shares through a broker, bank, or other nominee (i.e., in “street name”), you must obtain a legal proxy from your nominee to vote at the meeting. Attendance at the Annual Meeting alone will not revoke your proxy.

Who is paying for this proxy solicitation?

The Company will bear the costs of this solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, or electronic communication by directors, officers, and employees of the Company, who will receive no additional compensation for such services. We may also reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to deliver a single copy of proxy materials to two or more stockholders sharing an address (“householding”). If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy at no cost by contacting us at Lakewood-Amedex Biotherapeutics Inc., 8031 Cooper Creek Blvd., Unit 103, University Park, FL 34201, Attn: Adriana Engel. You may also contact us at (941) 225-2515. If you wish to opt out of or into householding in the future, please contact your broker.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of four (4) members. All four (4) directors are to be elected at the Annual Meeting to serve until the 2027 annual meeting of stockholders/for a one-year term and until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal.

Each of the nominees listed below has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for election for any reason, the persons named as proxies will have discretionary authority to vote for a substitute nominee designated by the Board, or the Board may reduce the number of directors.

Director Nominees

The following table sets forth certain information regarding the nominees for election as directors:

Name	Age	Position(s)	Director Since	Independent
Kelvin Cooper, Ph.D.	71	CEO	2025	No
Doug Manion, M.D., FRCP (C)	65	Director	2021	Yes
Leonard J. DeRoma	73	Director	2017	Yes
Joseph Tucker, Ph.D.	57	Director	2026	Yes

Kelvin Cooper, Ph.D. — Chief Executive Officer, SVP Research & Development, age 71, has more than 45 years of executive experience in the pharmaceutical industry, spanning all aspects of drug discovery and development across multiple therapeutic areas, including infectious diseases, cancer, respiratory, immunology, and inflammation. Dr. Cooper joined Lakewood-Amedex Biotherapeutics Inc. in 2021 as Executive Director of Drug Development. In October 2023, he was promoted to Chief Operating Officer and Senior Vice President of Research and Development, and in February 2025, he was appointed Chief Executive Officer. Prior to joining Lakewood-Amedex Biotherapeutics Inc., Dr. Cooper was the principal and owner of KC Pharma Consulting Inc. from mid-2011 to 2021. Before that, he spent 30 years at Pfizer, where he held various executive leadership roles in both R&D and Commercial divisions. Dr. Cooper holds an undergraduate degree in chemistry from the University of Kingston, London, and a Ph.D. in organic chemistry from the University of Nottingham, England. He is a past recipient of the Captain Black Award for Science and has authored 50 publications and holds 37 patents.

Dr. Cooper has served as our director since February 2025. We believe that Dr. Cooper is well qualified to serve as our director and CEO because of his extensive experience in his non-clinical executive positions at Pfizer, as well as his deep knowledge of Lakewood-Amedex Biotherapeutics Inc.’s portfolio and scientific approach.

Doug Manion, M.D., FRCP (C) — Chairman of the Board, age 65, has over 20 years of experience in the pharmaceutical industry in senior management. He is currently CEO of Response Pharmaceuticals. He served as Chief Executive Officer and Director of Flare Therapeutics from April 2024 to May 2026. Previously, he held executive roles at six pharmaceutical companies, including Chief Executive Officer of Aclaris Therapeutics from July 2022 to January 2024, Executive Vice President of Research and Development at Arena Pharmaceuticals from July 2021 to March 2022, and Chief Executive Officer of Kleo Pharmaceuticals from May 2017 to January 2021. Dr. Manion holds an undergraduate degree in Civil Engineering and an M.D. from the University of Ottawa. He also completed a Clinical and Bench Research Fellowship at Massachusetts General Hospital and Harvard Medical School.

Dr. Manion has served as our director since July 2021. We believe that Dr. Manion’s extensive corporate and leadership experience in his executive roles at six pharmaceutical companies and his knowledge of Lakewood-Amedex Biotherapeutics Inc.’s business qualifies him to serve as a director and Chairman of the Board.

Leonard J. DeRoma — Director, age 73, is an experienced entrepreneur and senior manager with a strong track record of leadership in the banking and securities industries. He has extensive expertise in securities, U.S. Securities and Exchange Commission (SEC) matters, risk management, business development, and derivatives. Mr. DeRoma is the co-founder of Invictus Group, established in 2008. Since 2020, he has served as Chairman of the Board of SN2N LLC, an early-stage cybersecurity company. He has also been a director at Park City Capital since 2016. Mr. DeRoma began his career at Citibank and has held senior roles in fixed-income trading at several major financial institutions, including Citibank, Lehman Brothers, Barclays Capital, and KeyBank-McDonald Investments. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Mr. DeRoma has served as our director since July 2017. We believe that Mr. DeRoma is well qualified to serve as our director because of his extensive business experience.

Joseph Tucker, Ph.D. — Director, age 57, has served as Chief Executive Officer and Director of Enveric Biosciences Inc. (NASDAQ: ENVB) since September 2021, following Enveric’s acquisition of MagicMed Industries, where he served as Chief Executive Officer, President, and Director, beginning in 2020. From 2016 to 2022, Dr. Tucker served as Chief Executive Officer, President, and Director of VirTech Bio, Inc., an early-stage biotechnology company. From 2014 to 2020, Dr. Tucker served as Executive Chairman, Chief Executive Officer, President, and Director of Willow Biosciences Inc. (TSX: WLLW) and its predecessor company, Epimeron Inc. From 2004 to 2007, Dr. Tucker served as Chief Executive Officer, President, and Director of Stem Cell Therapeutics Corp. (TSX: SSS), which he took public via initial public offering and which ultimately merged into Trillium Therapeutics Inc. (NASDAQ: TRIL), later acquired by Pfizer Inc. (NYSE: PFE). Dr. Tucker previously served as Vice President of Resverlogix (TSX: RVX) from 2003 to 2004 and Vice President of Neurostasis, Inc. from 2001 to 2003. Earlier in his career, Dr. Tucker served as a lead health care analyst at Lightyear Capital Inc. and Acumen Capital Partners Inc. from 2000 to 2001. Dr. Tucker holds a Ph.D. and B.Sc. from the University of Calgary and has earned the Certified Financial Planner (C.F.P.) designation from the Financial Planning Standards Council. He is a named inventor on 13 issued U.S. patents. We believe Dr. Tucker is qualified to serve on our Board of Directors due to his extensive experience as a chief executive officer and director of public biotechnology companies, his track record of raising over $100 million in capital, and his expertise in executing strategic transactions including initial public offerings, mergers, and acquisitions.

The Board of Directors unanimously recommends a vote “FOR” the election of all of the nominees for director. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” all of the nominees. At any meeting of our stockholders in which there is an uncontested director election, the affirmative vote of a majority of the shares of stock cast by the holders of shares of our common stock is required for the election of each of the nominees for director.

PROPOSAL 2 — AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 12,500,000 TO 100,000,000.

Proposal No. 2 seeks your approval of an amendment to our Articles of Incorporation (the “Additional Common Stock Authorization”) to increase the number of authorized shares of Common Stock that we may issue from 12,500,000 shares to 100,000,000 shares. The Additional Common Stock Authorization was adopted by the Board on July 20, 2026, subject to stockholder approval at the Annual Meeting. The form of amendment to amend our Articles of Incorporation (the “Amended Articles”), pursuant to which the Additional Common Stock Authorization would be effected, in the event Proposal No. 2 is approved by stockholders at the Annual Meeting, is attached to this Proxy Statement as Appendix A.

Except as set forth in the Amended Articles, all of the remaining provisions of the current Articles of Incorporation of the Company will remain in full force and effect without change.

If the proposal to amend our Articles of Incorporation to increase the total number of our authorized shares of our Common Stock from 12,500,000 shares to 100,000,000 shares is approved by our stockholders at the Annual Meeting, Amended Articles will be filed with the Secretary of State of the State of Nevada as soon as practicable after the Annual Meeting. Upon such filing with the Secretary of State of Nevada, the Additional Common Stock Authorization will become effective.

Increase in Authorized Shares of Common Stock

We believe that an increase in the number of our authorized shares of Common Stock is prudent to assure that a sufficient number of shares of our Common Stock is available for issuance in the future if our Board of Directors deems it to be in the best interests of our stockholders and us. Our Board of Directors has determined a total of 100,000,000 shares of Common Stock to be a reasonable estimate of what might be required in this regard for the foreseeable future to (i) issue Common Stock in acquisitions or strategic transactions and other proper corporate purposes that may be identified by our Board in the future; (ii) issue Common Stock to augment our capital and increase the ownership of our Common Stock; and (iii) provide incentives through the grant of stock options and restricted stock to employees, directors, officers, independent contractors, and others important to our business under our stock option plans. Immediately following this increase, the Company will have approximately 97,387,493 shares of Common Stock authorized but unissued and available for issuance. As of the Record Date, we have 2,369,688 shares of Common Stock issued, 126,988 shares issuable upon exercise of outstanding options and 115,831 shares issuable upon exercise of outstanding warrants issued previously and outstanding.

The remaining authorized but unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including those noted above. Our Board will be able to authorize the issuance of shares for the foregoing purposes and other transactions without the necessity, and related costs and delays of either calling a special stockholders’ meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. If a particular transaction required stockholder approval by law or was otherwise deemed advisable by the Board, then the matter would be referred to the stockholders for their approval, even if we might have the requisite number of voting shares to consummate the transaction. The additional shares of Common Stock to be authorized by the Additional Common Stock Authorization will have rights identical to the currently outstanding Common Stock. Adoption of the Additional Common Stock Authorization and issuance of the additional shares of Common Stock authorized thereby will not affect the rights of the holders of our currently outstanding Common Stock, except for effects incidental to increasing the number of outstanding shares of our Common Stock, as discussed above.

We do not currently have any plans, commitments, arrangements, understandings, or agreements, whether written or oral, to issue any of the shares that will be newly available following the approval of the proposed increase in the number of authorized shares of Common Stock.

If the Additional Common Stock Authorization is not approved at the Annual Meeting, then it may hinder our ability to raise capital because investors may be less likely to invest in our securities that are subject to stockholder approval in the future.

Effectiveness of Additional Common Stock Authorization

The Additional Common Stock Authorization, if approved by our stockholders at the Annual Meeting, will become effective once the Amended Articles are filed with the Secretary of State of Nevada. Upon filing the Amended Articles with the Secretary of State of Nevada, our authorized shares of Common Stock will increase from 12,500,000 shares to 100,000,000 shares.

Potential Anti-Takeover effect of the Additional Common Stock Authorization

The Additional Common Stock Authorization relating to the increase in the number of authorized shares of our Common Stock is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in our Articles of Incorporation or Bylaws in effect on the date of this Proxy Statement. However, our stockholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Board more difficult or time-consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of Common Stock owned by any stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Nevada law with respect to a merger or other business combination involving us.

Our Board of Directors did not propose this Additional Common Stock Authorization for the purpose of discouraging mergers, tender offers, proxy contests, solicitation in opposition to management or other changes in control. We are not aware of any specific effort to accumulate our Common Stock or obtain control of us by means of a merger, tender offer, solicitation or otherwise. We have no present intention to use the increased number of authorized shares of Common Stock for anti-takeover purposes.

The Board of Directors unanimously recommends a vote “FOR” the Additional Common Stock Authorization. The affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting is required for the approval of this proposal.

PROPOSAL 3 — AUTHORIZE THE BOARD, IN ITS SOLE AND ABSOLUTE DISCRETION, AND WITHOUT FURTHER ACTION OF THE STOCKHOLDERS, TO FILE A CERTIFICATE OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, TO EFFECT ONE OR MORE REVERSE STOCK SPLITS OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO TO BE DETERMINED BY THE BOARD, BUT NOT TO EXCEED A CUMULATIVE RATIO OF ONE-FOR-TWENTY (1:20) WITH SUCH REVERSE STOCK SPLITS TO BE EFFECTED AT SUCH TIME AND DATE, IF AT ALL, AS DETERMINED BY THE BOARD IN ITS SOLE DISCRETION, BUT NO LATER THAN SEPTEMBER 22, 2027.

Summary

Our Board has determined that it is advisable and, in the Company’s, and its stockholders’ best interests that our Board be granted the authority to effect one or more reverse stock splits of the company’s issued and outstanding common stock at a ratio to be determined by the board, but not to exceed a cumulative ratio of one-for-twenty (1:20) with such reverse stock splits to be effected at such time and date, if at all, as determined by the board in its sole discretion, but no later than September 22, 2027 in accordance with the Nasdaq Listing Rules (the “Reverse Stock Split”) of all of our outstanding shares of Common Stock by ratios to be determined by the Board at their discretion, without correspondingly decreasing the number of authorized shares of Common Stock (the “Exchange Ratio”). The proposal provides that our Board shall have sole discretion pursuant to Section 78.390 of the Nevada Revised Statutes (the “NRS”) to elect, as it determines to be in the Company’s best interests, for the purpose of maintaining the listing of our Common Stock on the Nasdaq Capital Market or for any other valid reason, whether or not to effect a Reverse Stock Split. Should the Board proceed with a Reverse Stock Split, the exact ratio shall be set at a whole number within the range determined by our Board in its sole discretion. Our Board believes that the availability of alternative Reverse Stock Split ratios will provide it with the flexibility to implement a Reverse Stock Split in a manner designed to maximize the anticipated benefits for the Company and its shareholders. In determining whether to implement a Reverse Stock Split following the receipt of shareholder approval, our Board may consider, among other things, factors such as:

•        the historical trading price and trading volume of our Common Stock;

•        the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of a Reverse Stock Split on the trading market for our Common Stock;

•        our ability to have our shares of Common Stock remain listed on the Nasdaq Capital Market;

•        the number of shares of Common Stock needed to reserve for issuance upon exercise and conversion of all outstanding warrants and other convertible securities;

•        the anticipated impact of a Reverse Stock Split on our ability to raise additional financing; and

•        prevailing general market and economic conditions.

Any Reverse Stock Split would become effective upon filing of a certificate of amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. The certificate of amendment filed thereby would set forth the number of shares of Common Stock to be combined into one share of our Common Stock, within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each holder of our shares of Common Stock would hold the same percentage of our outstanding Common Stock immediately following a Reverse Stock Split as such stockholders hold immediately prior to a Reverse Stock Split.

Our Board believes that approval of the certificate of amendment to the Articles of Incorporation to allow the Board to effect a Reverse Stock Split is in the best interests of the Company and its stockholders and has unanimously recommended that the proposed amendment be presented to our stockholders for approval.

Board Discretion to Implement a Reverse Stock Split

A Reverse Stock Split will be effected, if at all, only upon a determination by our Board that a Reverse Stock Split (with an Exchange Ratio determined by our Board as described above) is necessary and is also in the Company’s best interest. Such determination shall be based upon certain factors, including, but not limited to, the historical trading price and trading volume of our Common Stock, the then prevailing trading price and trading volume of our Common

Stock and the anticipated impact of a Reverse Stock Split on the trading market for our Common Stock, our ability to have our shares of Common Stock remain listed on the Nasdaq Capital Market, the number of shares of Common Stock needed to reserve for issuance upon exercise and conversion of all outstanding warrants and other convertible securities, the anticipated impact of a Reverse Stock Split on our ability to raise additional financing, and prevailing general market and economic conditions. No further action on the part of shareholders would be required to either implement or not implement a Reverse Stock Split. If our shareholders approve the proposal, and the Board determines to effect a Reverse Stock Split, we would communicate to the public, prior to the Effective Date (as defined below), additional details regarding a Reverse Stock Split, including the specific Exchange Ratio selected by the Board.

Effective Date

If the proposed amendment to the Articles of Incorporation to give effect to a Reverse Stock Split is approved at the Annual Meeting, subject to the conditions set out in this Proposal No. 3, then a Reverse Stock Split will become effective as of 4:01 p.m. Eastern Time on the effective date of the certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Date”). Except as explained below with respect to fractional shares, each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the Exchange Ratio determined by the Board. We will not issue fractional shares for post-Reverse Stock Split shares of Common Stock in connection with a Reverse Stock Split. To the extent any holders of pre-Reverse Stock Split shares of Common Stock are entitled to fractional shares of Common Stock as a result of a Reverse Stock Split, the Company will round up and issue an additional share to all holders of fractional shares of Common Stock.

Purpose of Reverse Stock Split

The primary purpose for a Reverse Stock Split is based on the Board’s belief that a Reverse Stock Split may be necessary to maintain the listing of our Common Stock on the Nasdaq Capital Market. In the event that the Board, in its sole discretion, determines to implement a Reverse Stock Split for such purpose, the Board believes that a Reverse Stock Split could also improve the marketability and liquidity of the Common Stock.

Maintain our listing on the Nasdaq Capital Market.    Our Common Stock is traded on the Nasdaq Capital Market. Among other rules, the Company must be in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), where the closing bid price of the Common Stock must not fall below $1.00 per share for thirty (30) consecutive business days. If in the future the Company fails to comply with the Minimum Bid Price Requirement and is required to cure the minimum bid price deficiency, the Company may affect the reverse stock split as a way to regain compliance. In the event that our stock price satisfies the Minimum Bid Price Requirement of at least $1.00 for at least ten (10) consecutive business days without requiring a Reverse Stock Split, the Board will not implement a Reverse Stock Split. However, if we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted by the Nasdaq Capital Market, Nasdaq Capital Market will provide notice that our shares of Common Stock will be subject to delisting. We intend to monitor the closing bid price for our Common Stock and will consider available options to resolve any potential noncompliance with the Minimum Bid Price Requirement, as may be necessary, so to avoid delisting. The Board has considered the potential harm to the Company and its shareholders should Nasdaq Capital Market delist our Common Stock from the Nasdaq Capital Market. Delisting our Common Stock could adversely affect the liquidity of our Common Stock because alternatives, such as the OTC QX, OTC QB and the “pink sheets,” are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. The Board believes that a Reverse Stock Split is a potentially effective means for us to maintain compliance with the rules of the Nasdaq Capital Market and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from the Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our Common Stock

Improve the marketability and liquidity of the Common Stock.    If this proposal is approved by the stockholders at the Annual Meeting and the Board elects to implement a Reverse Stock Split, we also believe that the increased market price of our Common Stock expected as a result of implementing a Reverse Stock Split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. A Reverse Stock

Split could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our Common Stock. A Reverse Stock Split could also help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our Common Stock may in fact be adversely affected by a Reverse Stock Split given the reduced number of shares of Common Stock that would be outstanding after a Reverse Stock Split.

For the above reasons, we believe that providing the Board with the ability to effect a Reverse Stock Split, in the event that it determines, in its sole discretion, that implementing a Reverse Stock Split will help us regain and/or maintain compliance with the Nasdaq listing requirements or otherwise, as a result, could improve the marketability and liquidity of our Common Stock, is in the best interests of the Company and our shareholders. However, regardless as to whether or not the Board believes that implementing a Reverse Stock Split could help us regain and maintain compliance with the Nasdaq listing requirements, the Board reserves the right not to implement a Reverse Stock Split if it determines, in its sole discretion, that it otherwise would not be in our and our shareholders’ best interests.

Risks of Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with the rules of Nasdaq Capital Market.    The Board expects that a Reverse Stock Split will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the Minimum Bid Price Requirement, in case of noncompliance. However, the effect of a Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied.

It is possible that the per share price of our Common Stock after a Reverse Stock Split would not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from such Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and a Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a Reverse Stock Split, the market price of our Common Stock may decrease due to factors unrelated to a Reverse Stock Split. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If a Reverse Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq Capital Market requirements related to the minimum stockholders’ equity, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock.    The liquidity of our Common Stock may be harmed by a Reverse Stock Split given the reduced number of shares of Common Stock that would be outstanding after a Reverse Stock Split, particularly if the stock price does not increase as a result of a Reverse Stock Split. In addition, investors might consider the increased proportion of unissued authorized shares of Common Stock to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board or render tender offers for a combination with another entity more difficult to successfully complete. The Board does not intend for a Reverse Stock Split to have any anti-takeover effects.

Principal Effects of Reverse Stock Split

Common Stock.    If this proposal is approved by the shareholders at the Annual Meeting and the Board determines to effect a Reverse Stock Split and thus amend the Articles of Incorporation, the Company will file a certificate of amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. Except for adjustments that may result from the treatment of fractional shares as described below, each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the Exchange Ratio determined by the Board. In addition, proportional adjustments will be made to the maximum number of shares of Common Stock issuable under, and other terms of, our stock plans, as well as to the number of shares of Common Stock issuable under, and the exercise price of, our outstanding warrants.

Except for adjustments that may result from the treatment of fractional shares of Common Stock as described below, because a Reverse Stock Split would apply to all issued shares of our Common Stock, the proposed Reverse Stock Split would not alter the relative rights and preferences of our existing shareholders nor affect any shareholder’s proportionate equity interest in the Company. For example, a holder of two percent (2%) of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of a Reverse Stock Split will generally continue to hold two percent (2%) of the voting power of the outstanding shares of our Common Stock immediately after a Reverse Stock Split. Moreover, the number of shareholders of record will not be affected by a Reverse Stock Split. The amendment to the Articles of Incorporation itself would not change the number of authorized shares of our Common Stock. A Reverse Stock Split will have the effect of creating additional unreserved shares of our authorized Common Stock. Other than those shares needed to satisfy the conversion and/or exercise of the Company’s convertible preferred stock and warrants, these additional shares of Common Stock may be used by us for various purposes in the future without further shareholder approval, including, among other things:

•        raising capital to fund our operations and to continue as a going concern;

•        establishing strategic relationships with other companies;

•        providing equity incentives to our employees, officers or directors; and

•        expanding our business or product lines through the acquisition of other businesses or products.

While a Reverse Stock Split will make additional shares of Common Stock available for the Company to use in connection with the foregoing, the primary purpose of a Reverse Stock Split is to increase our stock price in order to regain and/or maintain compliance with Nasdaq Minimum Bid Price Requirement, which compliance will be a factor in determining the ratio of a Reverse Stock Split.

Effect on Employee Plans, Options, Restricted Stock Awards and Convertible or Exchangeable Securities.    Pursuant to the terms of any of our stock option and restricted stock plans (the “Plans”), the Board or a committee thereof, as applicable, would adjust the number of shares of Common Stock available for future grant under the Plans, the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Plans to equitably reflect the effects of a Reverse Stock Split. Based upon a Reverse Stock Split ratio determined by the Board, proportionate adjustments are also generally required to be made to the per share exercise or conversion prices, as applicable, and the number of shares of Common Stock issuable upon the exercise or conversion, as applicable, of outstanding options, preferred stock and warrants, and any other convertible or exchangeable securities that may entitle the holders thereof to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, preferred stock, warrants and other then outstanding convertible or exchangeable securities upon exercise or conversion, as applicable, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following a Reverse Stock Split. The number of shares of Common Stock subject to restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares of Common Stock. The number of shares of Common Stock reserved for issuance pursuant to these securities and our Plans will be adjusted proportionately based upon a Reverse Stock Split ratio determined by the Board, subject to our treatment of fractional shares of Common Stock.

Listing.    Our shares of Common Stock currently trade on the Nasdaq Capital Market. If implemented, a Reverse Stock Split will not directly affect the listing of our Common Stock on Nasdaq Capital Market, although we believe that a Reverse Stock Split could potentially increase our stock price, facilitating compliance with the Minimum Bid

Price Requirement. Following a Reverse Stock Split, our Common Stock will continue to be listed on the Nasdaq Capital Market under the symbol “LABT”, although our Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our Common Stock.

“Public Company” Status.    Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the “public company” periodic reporting and other requirements of the Exchange Act. If implemented, the proposed Reverse Stock Split will not affect our status as a public company or this registration under the Exchange Act. A Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Odd Lot Transactions.    It is likely that some of our stockholders will own “odd-lots” of less than 100 shares of Common Stock following a Reverse Stock Split. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers, and generally may be more difficult than a “round lot” sale. Therefore, those stockholders who own less than 100 shares of Common Stock following a Reverse Stock Split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of Common Stock.

Authorized but Unissued Shares; Potential Anti-Takeover Effects.    Our Articles of Incorporation presently authorizes 12,500,000 shares of Common Stock, however, we are seeking to increase that amount to 100,000,000 shares in Proposal 2. If implemented, a Reverse Stock Split would not change the number of authorized shares of Common Stock, although a Reverse Stock Split would decrease the number of issued and outstanding shares of Common Stock. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares of Common Stock remaining available for issuance by us in the future would increase.

Such additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as issuances of Common Stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for Common Stock. We believe that the availability of the additional shares of Common Stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares of Common Stock for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under Nevada law and Nasdaq rules. If we issue additional shares of Common Stock for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.

The additional shares of our Common Stock that would become available for issuance upon an effective Reverse Stock Split could also be used by us to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares of Common Stock over then-current market prices or benefit in some other manner. Although the increased proportion of authorized but unissued shares of Common Stock to issued shares of Common Stock could, under certain circumstances, have an anti-takeover effect, a Reverse Stock Split is not being proposed in order to respond to a hostile takeover attempt or to an attempt to obtain control of the Company.

Fractional Shares

We will not issue fractional certificates for post-Reverse Stock Split shares of Common Stock in connection with a Reverse Stock Split. To the extent any holders of pre-Reverse Stock Split shares of Common Stock are entitled to fractional shares of Common Stock as a result of a Reverse Stock Split, the Company will round up and issue an additional share to all holders of fractional shares of Common Stock.

No Appraisal Rights

Under Nevada law, our stockholders would not be entitled to appraisal rights in connection with the implementation of a Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of a Reverse Stock Split. It does not address any state, local or foreign income or other tax consequences, which, depending upon the jurisdiction and the status of the stockholder/taxpayer, may vary from the United States federal income tax consequences. It applies to you only if you held pre-Reverse Stock Split shares of Common Stock as capital assets for United States federal income tax purposes. This discussion does not apply to you if you are a member of a class of our stockholders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns shares of Common Stock that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns shares of Common Stock as part of a straddle or conversion transaction for tax purposes, or (h) a person whose functional currency for tax purposes is not the U.S. dollar. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing, temporary and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as of the date hereof. These laws, regulations and other guidance are subject to change, possibly on a retroactive basis. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of a Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to United States Holders of Common Stock.    A United States holder, as used herein, is a stockholder who or that is, for United States federal income tax purposes: (a) a citizen or individual resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to United States holders.

Except for adjustments that may result from the treatment of fractional shares of Common Stock as described above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Stock Split shares of Common Stock for post-Reverse Stock Split shares of Common Stock pursuant to a Reverse Stock Split, and the aggregate adjusted basis of the post-Reverse Stock Split shares of Common Stock received will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares. The stockholder’s holding period for the post-Reverse Stock Split shares of Common Stock will include the period during which the stockholder held the pre-Reverse Stock Split shares of Common Stock surrendered.

Accounting Consequences

Following the Effective Date of a Reverse Stock Split, if any, the net income or loss and net book value per share of Common Stock will be increased because there will be fewer shares of Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a Reverse Stock Split.

Book-Entry

The Company’s registered stockholders may hold some or all of their shares of Common Stock electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

•        If you hold registered shares of Common Stock in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of Common Stock in registered book-entry form.

•        If you are entitled to post-Reverse Stock Split shares of Common Stock, a transaction statement will automatically be sent to your address of record by our transfer agent as soon as practicable after the Effective Date indicating the number of shares of Common Stock that you hold.

Interests of Directors and Executive Officers

Our Board of Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock and equity awards granted to them under our equity incentive plans.

Reservation of Right to Abandon a Reverse Stock Split

We reserve the right to abandon a Reverse Stock Split without further action by our stockholders at any time before the Effective Date, even if our stockholders authorize a Reverse Stock Split at the Annual Meeting. By voting in favor of the Board’s right to effect a Reverse Stock Split, you are expressly authorizing the Board to determine not to proceed with, and abandon, a Reverse Stock Split if it should so decide.

The Board of Directors unanimously recommends a vote “FOR” a Reverse Stock Split Proposal. The affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting is required for the approval of this proposal.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE LAKEWOOD-AMEDEX INC. 2020 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

We are asking our stockholders to approve an amendment to the Lakewood-Amedex Inc. 2020 Equity Incentive Plan, as amended or amended and restated from time to time, which we refer to as the “2020 Plan,” to increase the number of shares of our common stock authorized for issuance under the 2020 Plan by 216,495 shares. The 2020 Plan was originally adopted in November 2020 and became effective in January 2021. The 2020 Plan provides for the grant of stock options and restricted stock awards to employees, directors and non-employee service providers of the Company.

On July 20, 2026, our Board of Directors approved, subject to stockholder approval, an amendment to the 2020 Plan to increase the aggregate number of shares of common stock reserved for issuance under the 2020 Plan from 183,505 shares to 400,000 shares. The Board believes that the proposed increase is necessary to ensure that the Company has an adequate number of shares available to attract, retain and motivate employees, directors and other service providers whose services are important to the Company’s success and to align their interests with those of our stockholders.

As of July 30, 2026, 56,508 shares of common stock remained available for future awards under the 2020 Plan, without giving effect to the proposed amendment.

If our stockholders do not approve this proposal, the 2020 Plan will remain in effect in accordance with its current terms, but the proposed increase in the number of shares available for issuance will not become effective. In that event, we may have insufficient shares available under the 2020 Plan to make future equity awards, which could impair our ability to attract, retain and motivate employees, directors and other service providers and could require us to use additional cash compensation or other forms of compensation to remain competitive.

Summary of the 2020 Plan

The following summary describes the principal features of the 2020 Plan, as proposed to be amended. This summary is qualified in its entirety by reference to the full text of the 2020 Plan, as amended by the proposed amendment, a copy of which is attached as Appendix B to this proxy statement.

Purpose

The purposes of the 2020 Plan are to enable the Company to recruit and retain highly qualified personnel; to provide employees, directors and other service providers with additional incentives to contribute to the Company’s success; and to further align the interests of participants with those of the Company’s stockholders by providing opportunities to acquire or increase proprietary interests in the Company.

Administration

The 2020 Plan is administered by the Board or by a committee appointed by the Board. The administrator has broad authority to administer and interpret the 2020 Plan, including the authority to select eligible participants, determine the types and amounts of awards to be granted, determine the terms and conditions of awards, approve forms of award agreements, prescribe rules and procedures for administration of the 2020 Plan, and make all other determinations necessary or advisable for the administration of the 2020 Plan. The administrator’s determinations under the 2020 Plan are final and binding.

Eligibility

Employees, directors and non-employee service providers of the Company are eligible to receive awards under the 2020 Plan. Approximately 5 employees currently are eligible to participate under the 2020 Plan.

Shares Subject to the 2020 Plan

Subject to adjustment as provided in the 2020 Plan, 183,505 shares of common stock are currently authorized for issuance under the 2020 Plan. If this proposal is approved, the number of shares authorized for issuance under the 2020 Plan will be increased by 216,495 shares, resulting in a total of 400,000 shares authorized for issuance under the 2020 Plan.

Shares issued under the 2020 Plan may consist of authorized but unissued shares, shares purchased on the open market or otherwise, or any combination of the foregoing. If an award under the 2020 Plan expires, terminates, is cancelled, is forfeited or is settled without the issuance of shares, the shares subject to such award generally will again become available for issuance under the 2020 Plan, subject to the terms of the 2020 Plan.

Types of Awards

The 2020 Plan permits the grant of stock options and restricted stock awards. Stock options may be granted as incentive stock options intended to qualify under Section 422 of the Internal Revenue Code or as nonqualified stock options. Restricted stock awards consist of shares of common stock that are subject to restrictions, including forfeiture restrictions, as determined by the administrator and set forth in the applicable award agreement.

Stock Options

The administrator may grant stock options under the 2020 Plan on such terms and conditions as it determines, consistent with the terms of the 2020 Plan. The exercise price of an option is determined by the administrator and set forth in the applicable award agreement. The award agreement will also set forth the number of shares subject to the option, the vesting schedule, the expiration date and other terms and conditions applicable to the option.

Incentive stock options may be granted only to employees and are subject to the limitations imposed by Section 422 of the Internal Revenue Code, including the $100,000 annual limitation on the aggregate fair market value of shares with respect to which incentive stock options first become exercisable in any calendar year. To the extent an option intended to be an incentive stock option does not satisfy the applicable requirements, it will be treated as a nonqualified stock option.

Restricted Stock

The administrator may grant restricted stock awards under the 2020 Plan on such terms and conditions as it determines, consistent with the terms of the 2020 Plan. Restricted stock may be subject to vesting requirements, forfeiture provisions, transfer restrictions and other restrictions established by the administrator and set forth in the applicable award agreement. Unless otherwise provided in the award agreement, a participant generally will have the rights of a stockholder with respect to shares of restricted stock, subject to the restrictions imposed under the 2020 Plan and the applicable award agreement.

Transferability

Awards granted under the 2020 Plan are generally not transferable except as permitted by the administrator, by will or by the laws of descent and distribution, or as otherwise provided in the applicable award agreement. During a participant’s lifetime, an option generally may be exercised only by the participant or, if permitted under applicable law and the 2020 Plan, by the participant’s legal representative.

Adjustments

In the event of certain corporate transactions or changes in capitalization, including stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges of shares or similar events, the administrator may make equitable adjustments to the number and kind of shares available under the 2020 Plan, the number and kind of shares subject to outstanding awards, the exercise price of outstanding options and other terms of outstanding awards, in each case as the administrator determines to be appropriate to prevent dilution or enlargement of benefits or potential benefits under the 2020 Plan.

Corporate Transactions and Changes in Control

The 2020 Plan and the applicable award agreements govern the treatment of outstanding awards in connection with corporate transactions, including mergers, consolidations, acquisitions, dispositions or other transactions involving the Company. The administrator may provide for the continuation, assumption, substitution, acceleration, settlement, cancellation or other treatment of outstanding awards in connection with such transactions, subject to the terms of the 2020 Plan and the applicable award agreements.

Amendment and Termination

The Board may amend, suspend or terminate the 2020 Plan at any time, subject to stockholder approval to the extent required by applicable law, the rules of any securities exchange on which the Company’s securities are listed or the terms of the 2020 Plan. No amendment, suspension or termination of the 2020 Plan may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent, except as otherwise permitted under the 2020 Plan or applicable law.

Term

The 2020 Plan will continue in effect until terminated in accordance with its terms. No incentive stock options may be granted under the 2020 Plan after the date that is ten years after the date the 2020 Plan was adopted or approved, unless the 2020 Plan is amended and approved by stockholders in a manner that permits continued grants of incentive stock options under applicable tax rules.

New Plan Benefits

Because all future awards under the 2020 Plan are discretionary, the benefits or amounts that will be received by or allocated to participants under the 2020 Plan are not presently determinable.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of awards under the 2020 Plan. This summary is based on current provisions of the Internal Revenue Code and applicable Treasury regulations and is not intended to be exhaustive. The tax consequences of awards may vary depending on individual circumstances, and participants are urged to consult their own tax advisors regarding the tax consequences of participation in the 2020 Plan.

A participant generally will not recognize taxable income upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid for those shares. The Company generally will be entitled to a corresponding deduction at the same time and in the same amount, subject to applicable limitations.

A participant generally will not recognize taxable income upon the grant or exercise of an incentive stock option, although the excess of the fair market value of the shares acquired upon exercise over the exercise price may be an adjustment item for purposes of the alternative minimum tax. If the participant holds the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and at least one year after the date of exercise, any gain or loss recognized on a subsequent sale of the shares generally will be treated as long-term capital gain or loss. If the participant disposes of the shares before satisfying these holding periods, the participant generally will recognize ordinary income at the time of disposition equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price or the excess of the amount realized on the disposition over the exercise price. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with a disqualifying disposition, subject to applicable limitations.

A participant who receives restricted stock generally will recognize ordinary income when the shares are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares at that time, less any amount paid for the shares. The Company generally will be entitled to a corresponding deduction at the same time and in the same amount, subject to applicable limitations. A participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income at the time the restricted stock is granted, in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the shares. If a participant makes a Section 83(b) election and later forfeits the shares, the participant generally will not be entitled to a deduction for the amount previously recognized as income.

The Company’s ability to deduct compensation paid under the 2020 Plan may be limited by Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of compensation paid to certain covered employees to $1 million per year. Awards under the 2020 Plan may also be subject to Section 409A of the Internal Revenue Code, and awards are intended to be structured and administered in a manner that complies with or is exempt from Section 409A.

Interests of Directors and Executive Officers

Our directors and executive officers are eligible to receive awards under the 2020 Plan and therefore have an interest in the approval of this proposal. The Board believes, however, that approval of the proposed amendment is in the best interests of the Company and its stockholders because equity-based compensation is an important component of our compensation program and helps align the interests of participants with those of stockholders.

The Board of Directors unanimously recommends a vote “FOR” the Amendment to the 2020 Plan. The affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting is required for the approval of this proposal.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed CBIZ CPAs P.C. (“CBIZ”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2026. CBIZ has served as the Company’s independent registered public accounting firm since 2013 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Although ratification of the appointment of CBIZ is not required by law or the Company’s organizational documents, the Board is submitting this appointment to stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain CBIZ, but may nevertheless retain such firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of CBIZ are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by CBIZ for audit services (audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements included in its Forms 10-Q and S-1 registration statements, and assistance with and review of SEC filings) for fiscal year 2025 and fiscal year 2024 were $197,930 and $107,427, respectively.

Audit-Related Fees.    There were no fees billed for audit-related services by CBIZ in fiscal year 2025 and fiscal year 2024 not otherwise reported in the preceding paragraph

Tax Fees.    There were no fees billed by CBIZ in fiscal year 2025 and fiscal year 2024 for tax-related services.

All Other Fees.    There were no other fees billed by CBIZ in fiscal year 2025 and fiscal year 2024.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and any non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services described above were pre-approved by the full Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the Ratification of the Appointment of CBIZ as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026. The affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting is required for the approval of this proposal.

CORPORATE GOVERNANCE

Corporate Governance

Our business and affairs are managed under the direction of our Board of Directors (“Board”), which currently consists of four members. The number of directors is currently determined by the Board in accordance with our articles of incorporation and bylaws, which provide that the number of directors shall be determined exclusively by resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Each director is elected to serve a one-year term and is to be reelected at each annual meeting of shareholders.

Our officers are appointed by the Board and serve at the discretion of the Board until they are removed or replaced in accordance with our bylaws.

When evaluating whether directors and nominees collectively possess the necessary experience, qualifications, and skills to effectively fulfill the Board’s oversight responsibilities, the Board considers each individual’s background and expertise, as outlined in their biographies. We believe our Board offers an appropriate mix of skills and experience relevant to the size and nature of our business.

Corporate Governance Profile

The structure of our corporate governance includes the following:

•        Our directors satisfy the Nasdaq listing standards for independence;

•        Generally, all matters to be voted on by stockholders are approved by a majority of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•        We intend to comply with the requirements of the Nasdaq marketplace rules, including having committees comprised of independent directors; and

•        We currently do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees will assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee will assist the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee will assist the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee will assist the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire Board will be regularly informed about the risks.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. These rules require that our Audit Committee be composed of at least three (3) members, all of whom must be independent.

Our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.

Our Board has affirmatively determined that Dr. Doug Manion, Dr. Joseph Tucker and Leonard J. DeRoma qualify as independent directors, as defined under the applicable Nasdaq corporate governance standards.

Board Committees and Meetings

Our Board has established the Compensation Committee, the Finance, Audit, and Risk Committee, and the Corporate Governance and Nominating Committee to assist with the performance of the Company’s responsibilities.

Finance, Audit, and Risk Committee

The Board formally established the Finance, Audit, and Risk Committee to assist in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements, financial reporting process, and systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the performance of its internal audit function and independent auditors. The Finance, Audit, and Risk Committee is composed of three (3) members, Leonard J. DeRoma, Dr. Joseph Tucker and Dr. Doug Manion, all of whom are independent directors.

Leonard J. DeRoma serves as the chair of the Finance, Audit, and Risk Committee. The primary responsibilities of the committee include:

•        Reviewing and discussing the Company’s annual and quarterly financial statements, including related disclosures and the results of the audit or review, with management and the independent registered public accounting firm;

•        Monitoring the Company’s financial reporting processes and internal control over financial reporting;

•        Overseeing the services performed by the independent registered public accounting firm, including its appointment, compensation, independence, and performance, and serving as the auditor’s direct point of contact with the Board;

•        Facilitating open communication between the independent auditor, management, and the Board;

•        Reviewing any disagreements between management and the independent auditor regarding financial reporting matters;

•        Approving all audit and permissible non-audit services performed by the independent registered public accounting firm; and

•        Establishing procedures for the receipt and handling of complaints regarding accounting, internal accounting controls, or auditing matters.

The Board has determined that each member of the Finance, Audit, and Risk Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Leonard J. DeRoma is the “financial expert” of the Finance, Audit, and Risk Committee, as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Sarbanes-Oxley Act of 2002. The Board has further determined that each member of the Finance, Audit, and Risk Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Finance, Audit, and Risk Committee did not meet in 2025 because it was not constituted until our listing on the Nasdaq Capital market in April 2026.

Compensation Committee

The Board formally established a Compensation Committee to assist in fulfilling its oversight responsibilities related to the compensation of the Company’s directors, executive officers, and key employees. The Compensation Committee is composed of three (3) members: Dr. Doug Manion, Dr. Joseph Tucker and Leonard J. DeRoma, all of whom are independent directors, as defined under the general independent standards of the Nasdaq listing standards. Dr. Douglas Manion, a “non-employee director” under the meaning of Rule 16b-3 of the Exchange Act, serves as the chair of the Compensation Committee: The primary responsibilities of the committee include:

•        Establishing and overseeing compensation policies designed to attract, retain, and motivate executive officers and other key employees, while aligning with the Company’s performance and stockholders’ interests;

•        Reviewing and approving corporate goals and objectives for the Chief Executive Officer, evaluating their performance, and setting their compensation based on the evaluation;

•        Reviewing and approving compensation packages for executive officers and other key employees, including base salary, short- and long-term incentive awards, equity-based compensation, and employment or severance agreements;

•        Overseeing the administration of the Company’s incentive and equity-based compensation plans and approving grants or awards made under such plans;

•        Reviewing and making recommendations to the Board regarding compensation of non-employee directors;

•        Overseeing the process of management performance evaluations and succession planning;

•        Retaining, as needed, compensation consultants or other advisors to assist in the evaluation of compensation matters, with full authority to approve their fees and other terms, provided such expenditures are within the Company’s approved budget; and

•        Making regular reports to the Board and conducting an annual performance evaluation of the Committee.

The Compensation Committee will determine and approve all elements of executive officer compensation and will provide recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee. The Compensation Committee did not meet in 2025 because it was not constituted until our listing on the Nasdaq Capital market in April 2026.

Corporate Governance and Nominating Committee

Our Board formally established the Corporate Governance and Nominating Committee to assist in fulfilling its responsibilities related to the nomination and governance processes. The Corporate Governance and Nominating Committee is composed of three (3) members: Dr. Doug Manion, Dr. Joseph Tucker and Leonard J. DeRoma. Each of whom is an independent director, as defined under the general independent standards of the Nasdaq listing standards. Dr. Joseph Tucker, a “non-employee director” under the meaning of Rule 16b-3 of the Exchange Act, serves as the chair of the Corporate Governance and Nominating Committee. The primary responsibilities of the committee include:

•        Assisting the Board in identifying qualified candidates for director and recommending nominees for election at the annual shareholders’ meeting;

•        Leading the annual review of the Board’s performance and recommending actions to improve its effectiveness;

•        Recommending director nominees for each Board committee;

•        Overseeing the annual evaluation process of the performance of the Company’s management;

•        Developing and recommending corporate governance guidelines to the Board, including the Company’s Code of Business Conduct and Ethics;

•        Retaining and overseeing any third-party search firms to assist in identifying potential director candidates, with approval of the search firm’s fees and terms;

•        Evaluating Board member skills and qualifications to ensure the Board remains knowledgeable and diverse;

•        Considering shareholder-recommended director candidates according to the Company’s procedures for shareholder nominations;

•        Developing and monitoring compliance with corporate governance principles and recommending any changes to the Board for approval;

•        Overseeing succession planning for the Chief Executive Officer and other senior officers; and

•        Regularly assessing the relationship between the Board and management, ensuring effective communication.

The Corporate Governance and Nominating Committee did not meet in 2025 because it was not constituted until our listing on the Nasdaq Capital market in April 2026.

Board Meetings and Attendance

During fiscal year 2025, the Board held three meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served, in each case during the period such director served. It is the Company’s policy that directors are expected to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and should also be followed by agents and representatives. The objective of the Code of Business Conduct is to provide guidelines for maintaining our integrity, reputation, honesty, objectivity, and impartiality. The Code of Business Conduct addresses compliance with laws, conflicts of interest, insider trading, fair dealing, corporate opportunities, confidentiality, protection and proper use of company assets, political contributions, health and safety, discrimination and harassment, environmental compliance, record-keeping, payments to government personnel, trade issues, improper influence on auditors, and accurate disclosures. Those subject to the Code must avoid or disclose any situations that may lead to actual, potential, or perceived conflicts of interest. Employees are expected to report any violations or unethical behavior without fear of retaliation. Oversight of the Code is the responsibility of the Board, and directors, officers, and exempt salaried employees are required to annually acknowledge their understanding and compliance. The Code is available on our website at https://lakewoodamedex.investorroom.com/governance-documents. The Company intends to disclose any amendment to, or waiver from, a provision of the Code that applies to the Company’s principal executive officer, principal financial officer, or principal accounting officer on its website.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, any committee of the Board, the independent directors as a group, or any individual director by writing to: Board of Directors, Lakewood Amedex Biotherapeutics, Inc., 8031 Cooper Creek Blvd., Unit 103, University Park, FL 34201. Communications will be reviewed by the Corporate Secretary (or designee) and forwarded to the appropriate director(s).

DIRECTOR COMPENSATION

The following table sets forth the compensation paid by the Company to its directors with common stock in lieu of cash. The disclosure is provided for the years ended 2025 and 2024:

Name	Year	Fees Paid in cash ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Doug Manion	2025	—	$—	$24,000	$24,000
	2024	—	$—	$24,000	$24,000

Leonard DeRoma	2025	—	$—	$24,000	$24,000
	2024	—	$—	$24,000	$24,000

Charles Wright(2)	2025	—	$—	$24,000	$24,000
	2024	—	$—	$24,000	$24,000

____________

(1)      The Company compensated its directors with common stock in lieu of cash.

(2)      Charles F. Wright previously served as an independent director but passed away suddenly on December 21, 2025, and was replaced by the recent appointment of Dr. Tucker on April 24, 2026. Accordingly, Dr. Tucker did not receive any compensation in 2025 or 2024.

In connection with their service on the Board of the Company, each non-employee director is compensated pursuant to terms set forth in individual director agreements. The following is a description of the material components of such compensation, consistent with Item 402(r)(3) of Regulation S-K:

Cash Compensation

Each non-employee director receives a quarterly board fee of $6,000, payable in shares of the Company’s common stock. The Chair of the Board receives a quarterly board fee of $12,000, also payable in common stock. These fees are effective as of the date of each director’s agreement with the Company.

Equity Compensation

Upon appointment, each new director is granted 33,784 warrants to purchase shares of the Company’s common stock at an exercise price equal to the prior year-end 409A valuation of the Company’s common stock. These warrants have a ten-year exercise term and vest in four equal installments of 8,446 warrants on each six-month anniversary of the grant date, until fully vested over a two-year period. Unvested warrants are forfeited if a director’s service ends prior to full vesting.

Board Member Duties and Other Terms

Non-employee directors are expected to attend up to four, but no fewer than two, formal Board meetings per year and to be available for ad hoc consultations as needed. Directors also agree to allow the Company to use their name and biographical information in Company press releases and on the Company website in connection with their role as Board members.

The Company reimburses non-employee directors for reasonable and pre-approved travel and lodging expenses incurred in connection with attending Board meetings or other Company-related activities. This service arrangement continues indefinitely unless and until terminated by either the director or the Company, in accordance with the applicable agreement.

Termination Provisions

Director agreements continue until terminated by either the director or the Company. Upon termination of service:

•        The director is entitled to any fees earned through the date of termination;

•        Any reasonable expenses incurred prior to termination will be reimbursed;

•        Any unvested warrants are forfeited; and

•        The Company has no further obligation for compensation or reimbursement following termination.

Director Independence

All non-employee directors are considered non-executive and are not employees of the Company. Directors are not eligible for employee benefit plans and are not authorized to enter into contracts or make binding commitments on behalf of the Company. Each director acts independently and is not subject to day-to-day control by the Company.

The following table sets forth information about the outstanding equity awards held by each of our named directors as of December 31, 2025:

Option and Warrant Awards
Name	Grant Date	Number of securities underlying unexercised warrants (#) exercisable	Number of securities underlying unexercised warrants (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Warrant exercise price	Warrant expiration date
Doug Manion	7/1/2021	3,379	—	—	$27.80	6/30/2031

Leonard DeRoma	3/31/2016	4,055	—	—	$59.20	3/30/2028
	3/1/2017	1,352	—	—	$59.20	2/28/2028
	7/12/2017	3,379	—	—	$59.20	7/11/2028
	7/12/2020	845	—	—	$23.70	7/11/2030
	7/12/2021	845	—	—	$27.80	7/11/2031
	7/12/2022	845	—	—	$21.30	7/11/2032

Charles Wright(2)	1/1/2019	3,379	—	—	$29.00	12/31/2028
	1/1/2022	845	—	—	$21.30	12/31/2031
	1/2/2023	845	—	—	$21.30	1/1/2032

____________

(2)      Charles F. Wright previously served as an independent director but passed away suddenly on December 21, 2025, and was replaced by the recent appointment of Dr. Tucker on April 24, 2026. Accordingly, Dr. Tucker did not receive any equity awards in 2025 or 2024.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company to its chief executive officer and other compensated executive officers. The disclosure is provided for the years ended 2025 and 2024:

Name and Principal Position	Year	Salary $		Bonus $	Stock Options(1) $	Total $
Kelvin Cooper,	2025	$190,417		$—	$372,960	$563,377
CEO	2024	$409,167		$160,000	$136,808	$705,975
Peter Ceccacci,	2025	$160,000		$—	$372,960	$532,960
CFO	2024	$290,281		$95,000	$56,053	$441,334
Thomas Balzer,	2025	$177,917		$—	$310,800	$488,717
CMO	2024	$409,167		$160,000	$87,060	$656,227
Peter B. Corr	2025	$48,000	(2)	$—	$—	$48,000
Executive Chair	2024	$48,000	(2)	$—	$—	$48,000

____________

(1)      The amounts reported in the “Stock Options” column represent the grant date fair value of the stock option awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)      Salary paid with shares of Common Stock.

Employment Agreements

The Company has entered into employment agreements with each of our named executive officers prior to the expected date of the Company’s listing on Nasdaq, including Kelvin Cooper, Peter Ceccacci, and Thomas Balzer. The material terms of these agreements are summarized below.

Dr. Kelvin Cooper serves as our Chief Executive Officer. On July 1, 2025, Dr. Cooper entered into a employment agreement, which provides for an annual base salary of $245,000 until the closing of at least $5 million in financing through a private placement and $490,000 thereafter, subject to periodic review and adjustment. He is also eligible for an annual discretionary bonus targeted at 45% of base salary, subject to Board approval. In connection with this agreement, Dr. Cooper received a grant of 202,703 stock options on July 2, 2025, with an exercise price of $0.39 per share, which vested immediately. The agreement also provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary, a bonus equal to 50% of the prior year’s bonus (or 22.5% of base salary if no prior bonus), accelerated vesting of equity awards, and continued exercisability for the remainder of the 10-year term. In the event of a termination in connection with a change in control, Dr. Cooper is entitled to 18 months of base salary and a bonus equal to 45% of base salary for the first year and 22.5% for the second half-year, based on the salary in effect at the time of the change in control.

Mr. Peter Ceccacci serves as our Chief Financial Officer. On July 1, 2025, the Company and Mr. Ceccacci entered into a employment agreement, which provides for an annual base salary of $202,500 until the closing of at least $5 million in financing through a private placement and $405,000 thereafter, subject to periodic review and adjustment. He is also eligible to receive an annual discretionary bonus targeted at 35% of base salary, subject to Board approval. In connection with this agreement, on July 2, 2025, Mr. Ceccacci received a grant of 202,703 stock options with an exercise price of $0.39 per share, which vested immediately. Details regarding his equity awards are included in the Outstanding Equity Awards Table below. The July 2025 agreement also provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary in effect at the time of termination, a bonus equal to 50% of the prior year’s bonus (or 17.5% of base salary if no prior bonus was received), accelerated vesting of equity awards, continued exercisability for the remainder of the 10-year term, and continued benefits during the severance period. In the event of a termination in connection with a change in control, Mr. Ceccacci is entitled to 18 months of base salary and a bonus equal to 35% of base salary for the first 12 months and 17.5% for the final 6 months, based on the salary in effect at the time of the change in control.

Dr. Thomas Balzer serves as our Chief Medical Officer. On July 1, 2025, the Company and Dr. Balzer entered into an employment agreement providing for an annual base salary of $220,000 until the closing of at least $5 million in financing through a private placement and $440,000 thereafter, subject to periodic review and adjustment. He is also eligible to receive an annual discretionary bonus targeted at 40% of base salary, subject to Board approval. In connection with this agreement, on July 2, 2025, Dr. Balzer received a grant of 168,919 stock options with an exercise price of $0.39 per share, which vested immediately. Details regarding his equity awards are included in the Outstanding Equity Awards Table below. The July 2025 agreement provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary in effect at the time of termination, a bonus equal to 50% of the prior year’s bonus (or 20% of base salary if no bonus was received), accelerated vesting of equity awards, continued exercisability for the remainder of the 10-year term, and continuation of employee benefits during the severance period. In the event of a termination in connection with a change in control, Dr. Balzer is entitled to 18 months of base salary and a bonus equal to 40% of base salary for the first 12 months and 20% for the final 6 months, based on the salary in effect at the time of the change in control.

Outstanding Equity Awards

The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2025:

		Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Kelvin Cooper	7/12/2021(1)	1,014	—	—	$27.80	7/11/2031
	11/1/2021(2)	1,352	—	—	$27.80	10/31/2031
	3/2/2023(3)	3,801	1,267	1,267	$21.30	3/1/2033
	3/14/2024(10)	3,624	3,624	3,624	$21.30	3/28/2034
	7/2/2025(11)	20,271	—	—	$23.10	7/1/2035

Peter Ceccacci	3/1/2021(4)	3,379	—	—	$27.80	3/1/2031
	3/2/2023(9)	6,757	—	—	$21.30	3/1/2033
	3/2/2023(5)	3,801	1,267	1,267	$21.30	3/1/2023
	3/14/2024(6)	1,479	1,478	1,478	$21.30	3/13/2034
	7/2/2025(11)	20,271	—	—	$23.10	7/1/2035

Thomas Balzer	11/14/2022(7)	3,801	1,267	1,267	$21.30	11/13/2032
	3/2/2023(8)	2,534	845	845	$21.30	3/1/2033
	3/14/2024(10)	2,306	2,306	2,306	$21.30	3/13/2023
	7/2/2025(11)	16,892	—	—	$23.10	7/1/2035

____________

(1)      Unless otherwise noted below as an exception, the stock options listed in this table vest over a four-year period, with 25% of the shares vesting on each anniversary of the grant date, subject to the reporting person’s continued service through each vesting date. The specific vesting commencement dates and schedules for each award are as follows:

1        Option granted on July 12, 2021: 25% vests on each of the first four anniversaries of July 12, 2021, beginning on July 12, 2022 and ending on July 12, 2025.

2        Option granted on November 1, 2021: 25% vests on each of the first four anniversaries of November 1, 2021, beginning on November 1, 2022 and ending on November 1, 2025.

3        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

4        Option granted on March 1, 2021: 25% vests on each of the first four anniversaries of March 1, 2021, beginning on March 1, 2022 and ending on March 2, 2025.

5        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

6        Option granted on March 14, 2024: 25% vests on each of the first four anniversaries of March 14, 2024, beginning on March 14, 2025 and ending on March 2, 2028.

7        Option granted on November 14, 2022: 25% vests on each of the first four anniversaries of November 14, 2022, beginning on November 14, 2023 and ending on November 14, 2026.

8        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

Exceptions:

9        Option granted on March 2, 2023: 37,162 shares vested on the grant date and 30,406 shares vested on January 1, 2024, subject to the reporting person’s continued service through each vesting date.

10      Option granted on March 14, 2024: 25% vests on each of the first four anniversaries of August 1, 2023, beginning on August 1, 2024 and ending on August 1, 2027.

11      Options granted on July 2, 2025: all shares vested on grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock, and Series C Preferred Stock as of July 30, 2026 by (a) each stockholder who is known to us to own beneficially 5% or more of the Company’s respective stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their stock.

To calculate a specific stockholder’s percentage of beneficial ownership, we include in that stockholder’s calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of July 30, 2026. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. As of July 30, 2026, the Company had 2,374,475 shares of Common Stock issued and 2,369,688 shares outstanding, and 451,240 shares of Series C Preferred Stock issued and outstanding.

Name of Beneficial Owner	Total Common Stock Shares Beneficially Owned	Vested Options/ Warrants	% of Common Stock Beneficially Owned	Total Series C Shares Beneficially Owned(a)	% of Series C Stock Owned
Named Executive Officers
Kelvin Cooper Ph.D.	0	31,874	1.33%	0	0%
Peter Ceccacci	11,134	35,687	1.95%	0	0%
Thomas Balzer	0	26,686	1.11%	0	0%
Named Directors
Doug Manion MD	5,181	3,379	0.36%	0	0%
Leonard J. DeRoma	7,457	11,321	0.79%	0	0%
Joseph Tucker	0	0	0.00%	0	0%
All executive officers and directors as a group (6 persons)	23,772	108,947	5.35%	0	0%

5% Stockholders(b)
HPW Investments Holdings Ltd(c)	343,551	0	14.50%	0	0%
Lindesfarne LLC(d)	230,998	3,379	9.88%	0	0%
WFI Equity, LLC(e)	125,969	0	5.32%	0	0%
Shakawe Capital LLC(f)	0	0	0.00%	451,240	100%
Total 5% owners	700,518	3,379	29.66%	451,240	100%
Total of D&O + 5% Owners	724,290	112,326	33.71%	451,240	100%
Other Beneficial Stockholders
Other Beneficial Stockholders	1,645,398	1,800	69.46%	0	0%
Overall Totals	2,369,688	114,126	100.00%	451,240	100%

____________

(a)      Series C Preferred Shares before conversion to Common Stock

(b)      The entries represent Shareholders with > 5% ownership of their respective class of shares.

(c)      The shares of HPW Investment Holdings are managed by Thomas Kaufmann. The principal business address of HPW Investments Holdings Ltd is PO Box 264, IFC 5, St. Helier, Jersey, JE1, Bailiwick of Jersey.

(d)      Includes shares owned by Lindesfarne, Steve Parkinson, and Julie Parkinson all of which are managed by Steve Parkinson. The principal address of Lindesfarne is 7004 Stanhope Place, University Park, FL 34201.

(e)      The shares of WFI Equity LLC are managed by Royal Caswell. The principal business address of WFI Equity, LLC is 320 N. Main Street, Suite 200, Ann Arbor, MI 48104.

(f)      The shares of Shakawe Capital LLC are managed by Dimitriy Shapiro. The principal address of Shakawe Capital LLC is 144 Hillside Village, Rio Grande, PR 00745.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions since January 1, 2024, and currently proposed transactions, to which the Company has been a party and in which the amount involved exceeded or is expected to exceed $120,000, and in which any of the Company’s directors, executive officers, or beneficial owners of more than 5% of the Company’s common stock, or their immediate family members or affiliated entities, had or will have a direct or indirect material interest. The Company believes that the terms and conditions of these transactions were reasonable and consistent with market terms for transactions of this nature.

Related Party Notes Payable (2026)

During February, March, and April 2026, Lakewood-Amedex Biotherapeutics, Inc. (the “Company”) issued a total of seven unsecured promissory notes (the “Notes”) to multiple lenders. Five of the Notes were issued in February and March 2026, each in the principal amount of $25,000. Two additional Notes were issued in April 2026 in the principal amounts of $43,158 and $30,000, respectively, for aggregate gross proceeds of $198,158.

The Notes were issued to one member of the Company’s Board of Directors, who purchased three Notes with an aggregate principal amount of $93,158; to three existing shareholders, who collectively purchased Notes totaling $75,000; and to one third-party lender, who purchased a Note in the principal amount of $30,000.

The Company issued the Notes to provide short-term working capital and to extend its cash runway through the closing of its $7.5 million financing transaction involving the issuance of Series C Convertible Preferred Stock, which closed in April 2026.

The Notes bore interest at a rate of 12% per annum, calculated on a simple interest basis using a 365-day year, commencing on the date funds are advanced. The outstanding principal and accrued but unpaid interest were due and payable on the earlier of (i) five days following the closing of the $7.5 million financing transaction or (ii) June 30, 2026 (the “Maturity Date”). The Company had the right to prepay the Notes at any time without penalty.

The Notes contained customary events of default, including (i) failure to make required payments when due (subject to specified cure periods), (ii) failure to perform material covenants, and (iii) insolvency-related events. Upon the occurrence of an event of default, the applicable lender could declare all outstanding obligations immediately due and payable. The Notes also provided for the payment of reasonable costs of collection and enforcement, including attorneys’ fees. The Notes were unsecured obligations of the Company and were governed by the laws of the State of Florida.

During April 2026, the Company repaid in full all outstanding principal and accrued interest under the Notes, and no amounts remain outstanding thereunder.

Related Party Notes Payable (2025)

On March 7, 2025, the Company received proceeds of $200,000 pursuant to a short-term promissory note issued by a board member. An additional promissory note in the principal amount of $50,000 was issued by another board member on April 7, 2025. In May 2025, both notes were amended to conform to the terms of the Company’s $1.25 million convertible note financing, resulting in an aggregate principal amount of $1.5 million of convertible notes outstanding.

Pursuant to the amended terms, the outstanding principal and accrued interest on these notes automatically converted into 205,921 shares of the Company’s common stock at a conversion price of $8.00 per share in connection with the Company’s listing on Nasdaq Capital Market on April 23, 2026. Following such conversion, no amounts remain outstanding under these notes.

Related parties include the Company’s directors, executive officers, and beneficial owners of more than 5% of common stock of the Company. The related parties participating in the $1.5 million convertible notes are as follows:

Name	Relationship	Amount
Doug Manion, M.D.	Chairman of the Board	$50,000
Leonard J. DeRoma	Board Member	$5,000
Peter Ceccacci	Chief Financial Officer	$25,000
Charles F. Wright	Former Board Member (see footnote (2) on page 25)	$300,000

Related Party Notes Payable (2022-2024)

As of December 31, 2023, the Company owed $200,000 in principal and $138,020 in accrued interest to Lindesfarne LLC, a related party. Lindesfarne LLC is the Company’s second largest stockholder and is 80% owned by two trusts established for the benefit of the children of the Company’s founder, the late Dr. Roderic Dale. The trustee of these trusts is Ms. Gay Walker, the widow of Dr. Dale. The remaining 20% of Lindesfarne is owned by Mr. Steve Parkinson, the Company’s former CEO and a former director.

On June 28, 2024, these notes payable were converted into 56,307 shares of the Company’s common stock, and the accrued interest of $143,020 was forgiven by Lindesfarne LLC, resulting in a capital contribution to the Company.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership (Forms 3, 4, and 5) with the SEC. We listed on the Nasdaq Capital Market and became a reporting company in April 2026, accordingly there were no Section 16(a) filing requirements applicable to our directors, executive officers, and greater-than-10% stockholders.

Rule 14a-8 Proposals

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with the Company’s 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposals to the Corporate Secretary of the Company at Lakewood-Amedex Biotherapeutics Inc., 8031 Cooper Creek Blvd., Unit 103, University Park, FL 34201. Such proposals must be received no later than April 15, 2027. In addition, all proposals must comply with the requirements of Rule 14a-8.

Director Nominations and Other Business Not Made Pursuant to Rule 14a-8

The Company’s Bylaws do not currently contain a specific advance notice provision establishing deadlines or informational requirements for stockholders who wish to nominate directors or propose other business to be brought before the 2027 Annual Meeting outside of Rule 14a-8. Under the Company’s Bylaws, any other proper business may be transacted at the annual meeting, and the Company is required to provide stockholders with written notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Because the Bylaws do not impose a stockholder-side advance notice deadline for director nominations or other business, stockholders considering such actions should consult applicable Nevada law regarding proper notice and procedure for bringing business before the annual meeting. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act, including providing notice to the Company no later than July 24, 2027.

Availability of Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K including the financial statements and the financial statement schedules, as filed with the SEC, will be available without charge upon written request to: Lakewood Amedex Biotherapeutics, Inc., Attn: Corporate Secretary, 8031 Cooper Creek Blvd., Unit 103, University Park, FL 34201, or on the Company’s website at https://lakewoodamedex.investorroom.com/sec-filings, or on the SEC’s website at www.sec.gov. The Company was not required to file an Annual Report on Form 10-K for the fiscal year ended 2025 because it became a reporting company after the filing deadline in 2026.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Kelvin Cooper
Kelvin Cooper
Chief Executive Officer
August 10, 2026

APPENDIX A

ATTACHMENT TO
CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty-One Million Four Hundred Thirty-Seven Thousand Five Hundred (161,437,500), consisting of:

(i)     100,000,000 shares of Common Stock, ($.0001) Par Value per share (the “Common Stock”);

(ii)    8,000,000 shares of Series A Preferred Stock, ($.0001) Par Value per share (the “Series A Preferred Stock”);

(iii)   52,500,000 shares of Series B Preferred Stock, ($.0001) Par Value per share (the “Series B Preferred Stock”); and

(iv)   937,500 shares of Series C Preferred Stock, ($.0001) Par Value per share (the “Series C Preferred Stock”).

A-1

APPENDIX B

AMENDMENT TO THE COMPANY’S 2020 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

Section 3. Shares Subject to the Plan.

(a)     Shares Subject to the Plan. Awards for up to 400,000 Shares shall be available for the grant of Awards under the Plan. The Corporation will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b)    Limit on Incentive Stock Options. Notwithstanding any other provisions of this Plan to the contrary, the maximum aggregated number of Shares that will be available for issuance as Incentive Stock Options under this Plan shall be 400,000 Shares.

B-1

ClearTrust, LLC - Proxy Agent 2420 Brunello Trace Lutz, Florida 33558 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY ONLINE (FASTEST AND EASIEST): . Go to: www.cleartrustonline.com/LABT . Have your Proxy Card ready . Follow the simple instructions to record your vote LABELS FOR: LABT # OF LABELS = 1 MAIL UNITED STATES . Mark, sign and date your Proxy Card . Fold and return your Proxy Card in the postage-paid envelope provided PHONE: . Call 1-813-235-4490 .Have your Proxy Card ready .Request to vote your proxy. CONTROL NUMBER: FOR YOUR VOTE TO COUNT, YOU MUST VOTE BEFORE, ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 21, 2026 AT 11:59 PM. USE THE CONTROL NUMBER ABOVE TO VOTE ONLINE. LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC. DATE: September 22, 2026 TIME: 10:00 A.M. Eastern Time LOCATION: Virtual - www.cleartrustonline.com/LABT This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Kelvin Cooper and Peter Ceccacci (the “Named Proxies”), and each or any of them, as proxies for the undersigned, with full power of substitution and resubstitution, and authorizes them, and each of them, to vote all the shares of common stock of Lakewood-Amedex Biotherapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or otherwise provide voting instructions by phone or on the internet as described above. Continued and to be signed on the reverse side

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC. ANNUAL MEETING OF STOCKHOLDERS BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect four directors to serve until the next annual meeting of stockholders for a term of one year and until their respective successors are duly elected and qualified: FOR ABSTAIN FOR Kelvin Cooper, PH. D. Doug Manion, M.D., FRCP (C) Leonard J. DeRoma Joseph Tucker, PH. D. 2. To approve an amendment to our articles of incorporation, as FOR AGAINST ABSTAIN FOR amended (the “Articles of Incorporation”) to increase the number of authorized shares of our common stock, par value $0.0001 per share (the “Common Stock”) that we may issue from 12,500,000 shares to 100,000,000 shares. 3 To approve a proposal to authorize the board of directors of the FOR AGAINST ABSTAIN FOR Company (the “Board”), in its sole and absolute discretion, and without further action of the stockholders, to file an amendment to our articles of incorporation, to effect one or more reverse stock splits of our issued and outstanding Common Stock at a ratio to be determined by the Board, and not to exceed a cumulative ratio of one-for-twenty (1:20), with such reverse stock splits to be effected at such time and date, if at all, as determined by the Board in its sole discretion, but no later than September 22, 2027, when the authority granted in this proposal to implement Reverse Stock splits would terminate. 4. Amend the Company’s 2020 Equity Incentive Plan, as amended, to FOR AGAINST ABSTAIN FOR increase the number of shares of the Company’s Common Stock issuable thereunder to 400,000 shares. 5. To ratify the appointment of CBIZ CPAs P.C. as the Company’s FOR AGAINST ABSTAIN FOR independent registered public accounting firm for the fiscal year ending December 31, 2026. NOTE: To transact any other business that may properly come before the meeting and any adjournment of the meeting. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date SAVE TIME & REDUCE COSTS! PLEASE CONSIDER VOTING ONLINE RATHER THAN BY MAIL.